                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to [ ]240.14a-11(c) or
                 [ ]240.14a-12

                           FVC.COM, INC
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

                        RICHARD M. BEYER
      -----------------------------------------------------------------------
                    (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           1.   Title of each class of securities to which transaction
                applies:
                ----------------------------------------------------------
           2.   Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           3.   Per unit price or other underlying value of transaction
                computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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           4.   Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           5.   Total fee paid:
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/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
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           6.   Amount Previously Paid:
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                ----------------------------------------------------------
           9.   Date Filed:
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

                                 FVC.COM, INC.
                              3393 OCTAVIUS DRIVE
                         SANTA CLARA, CALIFORNIA 95054

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 22, 2000

                            ------------------------

TO THE STOCKHOLDERS OF FVC.COM, INC.:

    NOTICE IS HEREBY GIVEN that an annual meeting of stockholders of FVC.COM, INC., a Delaware corporation (the "Company"), will be held on Thursday, June 22, 2000 at 9:00 a.m. local time at the Company's offices at 3393 Octavius Drive, Santa Clara, California 95054 (together with all adjournments and postponements thereof, the "Annual Meeting"), for the following purposes, as more fully described in the attached Proxy Statement:

    1. To elect two directors to hold office until the 2003 Annual Meeting of Stockholders.

    2. To consider and vote upon a proposal to amend the Company's 1997 Equity Incentive Plan to increase the aggregate number of shares of Common Stock authorized for issuance under the plan by 500,000 shares, to an aggregate of 5,875,000 shares.

    3. To consider and vote upon a proposal to amend the Company's 1997 Non-Employee Directors' Stock Option Plan to increase the aggregate number of shares of Common Stock authorized for issuance under the plan by 100,000 shares, to an aggregate of 350,000 shares.

    4. To ratify the selection of PricewaterhouseCoopers LLP as independent accountants of the Company for its fiscal year ending December 31, 2000.

    5. To consider and act upon such other business and matters or proposals as may come before the Annual Meeting.

    The Board of Directors has fixed the close of business on April 26, 1999 as the record date for the determination of stockholders entitled to notice of, and to vote at, this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors,

                                          /s/ LEE F. BENTON
                                          LEE F. BENTON
                                          SECRETARY

Santa Clara, California
May 25, 2000

    ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, WE HOPE YOU WILL VOTE AS SOON AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                 FVC.COM, INC.
                              3393 OCTAVIUS DRIVE
                         SANTA CLARA, CALIFORNIA 95054

                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 22, 2000

                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of FVC.COM, Inc., a Delaware corporation (the "Company"), for use at an annual meeting of stockholders to be held on Thursday, June 22, 2000 at 9:00 a.m. local time (together with all adjournments and postponements thereof, the "Annual Meeting"), for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company's offices, 3393 Octavius Drive, Santa Clara, California 95054. The Company intends to mail this proxy statement and accompanying proxy card on or about May 25, 2000 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

    The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company, or at the Company's request, by D.F. King & Co., Inc. No additional compensation will be paid to directors, officers or other regular employees for these services, but D.F. King & Co., Inc. will be paid its customary fee, estimated to be approximately $6,000, if it renders solicitation services.

VOTING RIGHTS AND OUTSTANDING SHARES

    Only holders of record of Common Stock at the close of business on April 26, 2000 will be entitled to notice of, and to vote at, the Annual Meeting. At the close of business on April 26, 2000 the Company had outstanding and entitled to vote 17,274,342 shares of Common Stock.

    Each holder of record of Common Stock on April 26, 2000 will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

    All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on the proposals presented to the stockholders and will have the same effect as a negative vote. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

    Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 3393 Octavius Drive, Santa Clara, California 95054, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

    Proposals of stockholders that are intended to be presented at the Company's 2001 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission (the "SEC") must be received by the Company no later than January 25, 2001 in order to be included in the proxy statement relating to that Annual Meeting. The deadline for submitting a stockholder proposal or a nomination for director that is not to be included in that proxy statement and proxy is not later than the close of business on March 24, 2001 nor earlier than the close of business on February 23, 2001. Stockholders are also advised to review the Company's Amended Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

    The Company's Amended and Restated Certificate of Incorporation and Amended Bylaws provide that the Board shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the size of the Board) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

    The Board is presently composed of six members. There are two directors in the class whose term of office expires in 2000. Each of the nominees for election to this class is currently a director of the Company. If elected at the Annual Meeting, each of the nominees would serve until the 2003 annual meeting and until his successor is elected and has qualified, or until the director's earlier death, resignation or removal.

    Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, the shares will be voted for the election of a substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that either nominee will be unable to serve.

    Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2003 ANNUAL MEETING

NEAL M. DOUGLAS

    Mr. Douglas, age 41, has been a director of the Company since
November 1994. Since January 2000, Mr. Douglas has been a Managing General Partner of Spectrum Equity Investors, an international venture capital firm. From January 1993 to December 1999, he was a General Partner of AT&T Ventures, a venture capital firm affiliated with AT&T Corp. Mr. Douglas also serves as a director of Software.com,

Cellnet Data Systems, Tut Systems, Inc., Netro and several privately held companies. He received a B.S. degree from Cornell University, an M.S. degree from Stanford University, and an M.B.A. from the University of California at Los Angeles.

DAVID A. NORMAN

    Mr. Norman, age 64, has served as a director of the Company since
March 1994. From October 1993 to the present, Mr. Norman has been Chairman of Apptitude, Inc., formally known as Technically Elite, Inc., an application performance management company. From October 1993 to March 1998, Mr. Norman also was Chief Executive Officer of Apptitude, Inc. He holds a B.S.M.E. from the University of Minnesota and an M.S.I.A. from Stanford University.

                       THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2001 ANNUAL MEETING

RICHARD M. BEYER

    Mr. Beyer, age 51, has been a director of the Company and has served as its President and Chief Executive Officer since he joined the Company in January 1999. From September 1996 to August 1998, Mr. Beyer was President and Chief Operating Officer of VLSI Technology, Inc., a semiconductor manufacturer. From January 1993 to June 1996, Mr. Beyer was employed by National Semiconductor Corporation ("National"), a semiconductor manufacturer. While at National, he was Executive Vice President and Chief Operating Officer from 1995 to 1996 and President of the Communications and Computing Group from 1993 to 1995. Prior to that time, he was Vice President and General Manager of the Switching Systems Division of Rockwell International Corporation. Mr. Beyer holds a B.S. and an M.S. from Georgetown University and an M.B.A. from Columbia University.

RALPH UNGERMANN

    Mr. Ungermann, age 58, has served as Chairman of the Board of the Company since January 1999. Until January 1999, Mr. Ungermann served as a director of the Company and as its Chief Executive Officer and President since co-founding the Company in October 1993. From July 1979 to July 1993, Mr. Ungermann was Chief Executive Officer and co-founder of Ungermann-Bass, Inc., a computer networking company, now a subsidiary of Newbridge Networks Corporation. Prior to his work at Ungermann-Bass, Mr. Ungermann was the co-founder and Chief Operating Officer of Zilog, Inc., an early leader in the microprocessor industry, where he introduced the Z80 product line. He also is a director of Vertel Corporation. Mr. Ungermann obtained a B.S.E.E. from the University of California at Berkeley and an M.S.E.E. from the University of California at Irvine.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2002 ANNUAL MEETING

PIER CARLO FALOTTI

    Mr. Falotti, age 57, has served as a director of the Company since
April 1996. Since September 1996, Mr. Falotti has been an Executive Vice President, based in Switzerland, at Oracle Corp., a database software company. From February 1994 to September 1996, Mr. Falotti was President and Chief Executive Officer of AT&T's European, Middle Eastern and African Operations and subsequently Executive Vice President of its International Operations.
Mr. Falotti also is a director of Logitech International S.A. He holds a degree in electrical engineering from the Institute Avogadro, Torino, Italy.

ROBERT W. WILMOT

    Mr. Wilmot, age 55, has been a director of the Company since October 1998. Since May 1995, he has been Chairman of Wilmot Consulting, Inc., a private investment advisory firm. Mr. Wilmot is a founder of a number of companies, including ES2 SA, the OASIS Group Plc, CMI Ltd., MOVID Technology Inc., Poqet Computer Inc., VXtreme, Inc., iBEAM INC., Biztro Inc. and Integrity Arts, Inc. He is a director of Com21, Inc. and @POS Inc., as well as several private internet companies. Mr. Wilmot received a B.S. in electrical engineering from Nottingham University.

BOARD COMMITTEES AND MEETINGS

    During the fiscal year ended December 31, 1999, the Board held six meetings. The Board has an Audit Committee and a Compensation Committee. The Board does not have a Nominating Committee or a committee serving a similar function.

    The Audit Committee meets with the Company's independent accountants at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent accountants to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of two non-employee directors, Messrs. Douglas and Norman. It met one time during the fiscal year.

    The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. From January 1999 until Mr. Enzo Torresi resigned from the Board in June 1999, the Compensation Committee was composed of Mr. Torresi and Mr. James Swartz, who resigned from the Board in November 1999. Thereafter, until November 1999, the Compensation Committee was composed of Messrs. Swartz and Wilmot. The Compensation Committee is currently composed of Messrs. Norman and Wilmot. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board or Compensation Committee. The Compensation Committee met three times during 1999.

    During the fiscal year ended December 31, 1999, all directors except
Mr. Falotti attended at least 75% of the aggregate of the meetings of the Board and of the committees on which they served, held during the period for which they were a director or committee member, respectively.

                                   PROPOSAL 2

                   APPROVAL OF THE 1997 EQUITY INCENTIVE PLAN

    In October 1997, the Board of Directors adopted, and the stockholders subsequently approved, the Company's 1997 Equity Incentive Plan, as amended (the "Incentive Plan"), which is an amended, restated and retitled version of the Company's 1996 Stock Option Plan, 1996 Stock Option Plan No. 2, and 1993 Employee Consultant and Director Stock Purchase Plan. In December 1998, the Board approved an increase in the number of shares authorized for issuance under the Incentive Plan of 750,000 shares, to an aggregate of 5,375,000 shares. The stockholders of the Company approved this increase in February 1999.

    In January 2000, the Board approved an amendment to the Incentive Plan, subject to stockholder approval, to increase the aggregate number of shares of Common Stock authorized for issuance under the Incentive Plan by 500,000 shares, from 5,375,000 shares to an aggregate of 5,875,000 shares.

    As of April 6, 2000, an aggregate of 4,263,338 shares of the Company's Common Stock had been granted under the Incentive Plan (net of canceled or expired options), and (subject to stockholder approval of this Proposal
2) 1,111,662 shares of Common Stock, plus any shares that might in the future be returned to the Incentive Plan as a result of cancellations or expirations of options, remained available for future grant under the Incentive Plan.

    Stockholders are requested in this Proposal 2 to approve the amendment to the Incentive Plan. This amendment is intended to afford the Company greater flexibility in providing employees, directors and consultants with stock incentives and ensures that the Company can continue to provide such incentives at levels determined appropriate by the Board. If the stockholders fail to approve this Proposal 2, the Company may experience difficulty in attracting and retaining employees, directors and consultants and in motivating them to exert their best efforts for the success of the Company. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendment to the Incentive Plan.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

    The essential features of the Plan are outlined below:

GENERAL

    The Incentive Plan provides for the grant of incentive stock options, nonstatutory stock options, stock bonuses and restricted stock purchase awards (collectively "Stock Awards"). Incentive stock options granted under the Incentive Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Nonstatutory stock options granted under the Incentive Plan are not intended to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of awards.

PURPOSE

    The Board adopted the Incentive Plan to provide a means by which employees, directors and consultants of the Company may be given an opportunity to purchase stock in the Company, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company. All of the approximately 130 employees, directors and consultants of the Company are eligible to participate in the Incentive Plan.

ADMINISTRATION

    The Board administers the Incentive Plan. Subject to the provisions of the Incentive Plan, the Board has the power to construe and interpret the Incentive Plan and to determine the persons to whom and the dates on which awards will be granted, the number of shares of Common Stock to be subject to each award, the time or times during the term of each award within which all or a portion of an award may be exercised, the exercise price, the type of consideration and other terms of the award.

    The Board has the power to delegate administration of the Incentive Plan to a committee composed of not fewer than two members of the Board. In the discretion of the Board, a committee may consist solely of two or more outside directors in accordance with Section 162(m) of the Code or solely of two or more non-employee directors in accordance with Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board has delegated administration of the Incentive Plan to the Compensation Committee of the Board. As used herein with respect to the Incentive Plan, the "Board" refers to any such committee of two or more members that the Board appoints, as well as to the Board itself. In addition, the Board may delegate to a committee of one or more members of the Board the authority to grant stock options under the Incentive Plan to eligible persons who are not subject to Section 16 of the Exchange Act and/or are either not "covered employees" under Section 162(m) of the Code or not persons with respect to whom the Company wishes to comply with
Section 162(m) of the Code. The Board has delegated this authority to a committee consisting of one Board member, Mr. Beyer.

    The regulations under Section 162(m) of the Code require that the directors who serve as members of the committee must be "outside directors." The Incentive Plan provides that, in the Board's discretion, directors serving on the committee may be "outside directors" within the meaning of Section 162(m). This limitation would exclude from the committee directors who are (i) current employees of the Company or an affiliate, (ii) former employees of the Company or an affiliate receiving compensation for past services (other than benefits under a tax-qualified pension incentive plan), (iii) current and former officers of the Company or an affiliate of the Company, (iv) directors currently receiving direct or indirect remuneration from the Company or an affiliate of the Company in any capacity (other than as a director), and (v) any other person who is otherwise considered an "outside director" for purposes of
Section 162(m). The definition of an "outside director" under Section 162(m) is generally narrower than the definition of a "non-employee director" under Rule 16b-3 of the Exchange Act.

ELIGIBILITY

    Incentive stock options may be granted under the Incentive Plan only to employees (including officers) of the Company and its affiliates. Employees (including officers), directors, and consultants of both the Company and its affiliates are eligible to receive all other types of awards under the Incentive Plan.

    No incentive stock option may be granted under the Incentive Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than ten percent of the total combined voting power of the Company or any affiliate of the Company, unless the exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the Incentive Plan and all other such plans of the Company and its affiliates) may not exceed $100,000. No person may be granted options under the Incentive Plan exercisable for more than 500,000 shares of Common Stock during any calendar year.

STOCK SUBJECT TO THE INCENTIVE PLAN

    Subject to stockholder approval of this Proposal 2, an aggregate of 5,875,000 shares of Common Stock is reserved for issuance under the Incentive Plan. If awards granted under the Incentive Plan expire or otherwise terminate without being exercised, the shares of Common Stock not acquired pursuant to such awards again becomes available for issuance under the Incentive Plan. If the Company reacquires unvested stock issued under the Incentive Plan, the reacquired stock will become available for reissuance under the Incentive Plan for awards other than incentive stock options.

TERMS OF OPTIONS

    The following is a description of the permissible terms of options under the Plan. Individual Stock Awards may be more restrictive as to any or all of the permissible terms described below.

    EXERCISE PRICE; PAYMENT. The exercise price of incentive stock options under the Plan may not be less than the fair market value of the Common Stock subject to the option on the date of the option grant, and in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. The exercise price of non-qualified stock options may not be less than 85% of the fair market value of the stock subject to the option on the date of the option grant. On April 26, 2000, the closing price of the Company's Common Stock as reported on The Nasdaq National Market was $6.8125 per share.

    The exercise price of options granted under the Plan must be paid: (a) in cash at the time the option is exercised; or (b) at the discretion of the Board,
(i) by delivery of other Common Stock of the Company, (ii) pursuant to a deferred payment arrangement, or (iii) in any other form of legal consideration acceptable to the Board.

    OPTION REPRICING. In the event of a decline in the value of the Company's Common Stock, the Board has the authority to offer employees the opportunity to replace outstanding higher priced options, whether incentive or non-qualified, with new lower priced options.

    OPTION EXERCISE. Options granted under the Plan may become exercisable in cumulative increments ("vest") as determined by the Board. Until January 2000, options granted under the Plan generally became exercisable over a period of five years from the date of grant, with ten percent of the shares becoming exercisable on the date six months following the date of grant and the remaining 90% of the shares becoming exercisable on a daily ratable basis thereafter for the remaining four and one-half years, provided that the optionee had continuously provided services to the Company or an affiliate of the Company from such date of grant until the applicable vesting date. Currently, options granted under the Plan generally become exercisable over a period of four years from the date of grant, with one-eighth of the shares becoming exercisable on the date six months following the date of grant and the remaining shares becoming exercisable on a monthly basis thereafter for the remaining 42 months, provided that the optionee has continuously provided services to the Company from the date of grant until the applicable vesting date. Shares covered by options granted in the future under the Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may be exercised. In addition, options granted under the Plan may permit exercise prior to vesting, but in that event the optionee may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase shares not yet vested at their exercise price should the optionee leave the employ or cease to be a consultant of the Company before vesting.

    TERM. The maximum term of options under the Incentive Plan is ten years, except that in certain cases (see "Eligibility") the maximum term is five years. Options under the Incentive Plan generally terminate three months after termination of the participant's service unless (i) the termination is due to the participant's disability, in which case the option may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months of the termination; (ii) the participant dies before the participant's service has terminated, in which case the option may be exercised (to the extent the option was exercisable at the time of the participant's death) within 18 months of the participant's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (iii) the option by its terms specifically provides otherwise. A participant may designate a beneficiary who may exercise the option following the participant's death. Individual option grants by their terms may provide for exercise within a longer period of time following termination of service.

TERMS OF STOCK BONUSES AND PURCHASES OF RESTRICTED STOCK

    PURCHASE PRICE, PAYMENT. The Board determines the purchase price under a restricted stock purchase agreement but the purchase price may not be less than 85% of the fair market value of the Company's Common Stock on the date of grant. The Board may award stock bonuses in consideration of past services without a purchase payment.

    The purchase price of stock acquired pursuant to a restricted stock purchase agreement under the Incentive Plan must be paid: (i) in cash at the time the option is exercised; (ii) at the discretion of the Board, pursuant to a deferred payment arrangement; or (iii) in any other form of legal consideration acceptable to the Board.

    VESTING. Shares of stock sold or awarded under the Incentive Plan may, but need not be, subject to a repurchase option in favor of the Company in accordance with a vesting schedule as determined by the Board. The Board has the power to accelerate the vesting of stock acquired pursuant to a restricted stock purchase agreement under the Incentive Plan.

RESTRICTIONS ON TRANSFER

    Incentive stock options granted under the Incentive Plan may not be transferred except by will or by the laws of descent and distribution, and may be exercised during the lifetime of the person to whom the option is granted only by such person. The Plan provides that non-qualified stock options shall be transferable by the optionee only upon such terms and conditions as are set forth in the option agreement as the Board shall determine in its discretion and if not set forth in the option agreement, then such options shall not be transferable except by will, by the laws of descent and distribution or pursuant to a domestic relations order. No rights under a stock bonus or restricted stock purchase agreement shall be transferable except by will or the laws of descent and distribution or, if the agreement so provides, pursuant to a domestic relations order. In addition, shares subject to repurchase by the Company under an early exercise stock purchase agreement may be subject to restrictions on transfer which the Board deems appropriate.

EFFECT OF CERTAIN CORPORATE EVENTS

    If any change is made in the stock subject to the Incentive Plan or subject to any Stock Award granted under the Incentive Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration of the Company), the Incentive Plan and Stock Awards outstanding thereunder will be appropriately adjusted as to the type(s) and the maximum number of securities subject to the Incentive Plan, the maximum number of securities which may be granted to any person in a particular calendar year and the type(s), number of securities and price per share of stock subject to such outstanding Stock Awards.

    In the event of a dissolution, liquidation, sale of substantially all of the assets of the Company, specified type of merger of the Company, or acquisition by certain "persons" (within the meaning of Section 13(d) or Section 14(d) of the Exchange Act) of at least 50% of the combined voting power entitled to vote in the election of directors, then any surviving corporation shall assume any Stock Awards outstanding under the Incentive Plan or shall substitute similar Stock Awards for those outstanding under the Incentive Plan or such Stock Awards shall continue in full force and effect. In the event any surviving corporation (or an Affiliate) refuses to assume or continue such Stock Awards, or to substitute similar Stock Awards for those outstanding under the Incentive Plan, then the Stock Awards shall be terminated if not exercised prior to such event.

DURATION, AMENDMENT AND TERMINATION

    The Board may suspend or terminate the Incentive Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the Incentive Plan will terminate on October 22, 2007.

    The Board also may amend the Incentive Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary for the Incentive Plan to satisfy the requirements of Section 422 of the Code, Rule 16b-3 or any Nasdaq or securities exchange listing requirements. The Board may submit any other amendment to the Incentive Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

FEDERAL INCOME TAX INFORMATION

    Long-term capital gains currently are generally subject to lower tax rates than ordinary income or short-term capital gains. The maximum long-term capital gains rate for federal income tax purposes is currently 20% while the maximum ordinary income rate and short-term capital gains rate is effectively 39.6%. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

    INCENTIVE STOCK OPTIONS. Incentive stock options under the Incentive Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code. There generally are no federal income tax consequences to the participant or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the participant's alternative minimum tax liability, if any.

    If a participant holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the participant upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss if the participant held the stock for more than one year.

    Generally, if the participant disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the stock's fair market value on the date of exercise over the exercise price, or (ii) the participant's actual gain, if any, on the purchase and sale. The participant's additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

    To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

    NONSTATUTORY STOCK OPTIONS, RESTRICTED STOCK PURCHASE AWARDS AND STOCK BONUSES. Nonstatutory stock options, restricted stock purchase awards and stock bonuses granted under the Incentive Plan generally have the following federal income tax consequences:

    There are no tax consequences to the participant or the Company by reason of the grant. Upon acquisition of the stock, the participant normally will recognize taxable ordinary income equal to the excess, if any, of the stock's fair market value on the acquisition date over the purchase price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

    Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

    POTENTIAL LIMITATION ON COMPANY DEDUCTIONS. Section 162(m) of the Code denies a deduction to any publicly-held corporation for compensation paid to certain "covered employees" in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to awards, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

    Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if the award is granted by a compensation committee comprised solely of "outside directors" and either (i) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the award is no less than the fair market value of the stock on the date of grant, or (ii) the award is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the award is approved by stockholders.

    Compensation attributable to restricted stock and stock bonuses will qualify as performance-based compensation, provided that: (i) the award is granted by a compensation committee comprised solely of "outside directors" and (ii) the purchase price of the award is no less than the fair market value of the stock on the date of grant. Stock bonuses qualify as performance-based compensation under the Treasury regulations only if (i) the award is granted by a compensation committee comprised solely of "outside directors," (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied, and (iv) prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount, or formula used to calculate the amount, payable upon attainment of the performance goal).

PARTICIPATION IN THE INCENTIVE PLAN BY EXECUTIVE OFFICERS AND OTHER EMPLOYEES

    Participation in the Incentive Plan is in the discretion of the Board. Accordingly, future participation by directors, executive officers and other employees under the Incentive Plan is not determinable.

THE 1999 EQUITY INCENTIVE PLAN

    In April 1999, the Board of Directors adopted the Company's 1999 Equity Incentive Plan, as amended (the "1999 Plan"). In January 2000, the Board approved an increase in the number of shares authorized for issuance under the 1999 Plan of 1,000,000 shares, to an aggregate of 2,000,000 shares. As of April 6, 2000, an aggregate of 1,540,338 shares of the Company's Common Stock had been granted under the 1999 Plan (net of canceled or expired options), and 459,662 shares of Common Stock, plus any shares that might in the future be returned to the Incentive Plan as a result of cancellations or expirations of options, remained available for future grant under the Incentive Plan.

    The Board adopted the 1999 Plan to provide a means by which employees and consultants of the Company may be given an opportunity to purchase stock in the Company, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company. Stock awards under the 1999 Plan may be made only to employees or consultants of the Company or an affiliate of the Company, excluding officers and directors. The material terms of the 1999 Plan are substantially similar to those of the Incentive Plan, except that no incentive stock options may be granted under the 1999 Plan.

                                   PROPOSAL 3

         APPROVAL OF THE 1997 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

    In September 1997, the Board of Directors adopted, and the stockholders subsequently approved, the Company's 1997 Non-Employee Directors' Stock Option Plan (the "Directors' Plan").

    In January 2000, the Board amended the Directors' Plan, subject to stockholder approval, to increase the aggregate number of shares of Common Stock authorized for issuance under the Directors' Plan by 100,000 shares to a total of 350,000 shares. The Board adopted this amendment in order to ensure that the Company can continue to attract and retain persons capable of serving as directors of the Company.

    As of April 6, 2000, an aggregate of 141,347 shares of the Company's Common Stock had been granted under the Directors' Plan (net of canceled or expired options), and (subject to stockholder approval of this Proposal 3) 208,653 shares, plus any shares that might in the future be returned to the Directors' Plan as a result of cancellations or expirations of options, remained available for future grant under the Directors' Plan.

    Stockholders are requested in this Proposal 3 to approve the amendment to the Directors' Plan. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendment to the Directors' Plan.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 3.

    The essential features of the Directors' Plan are outlined below.

GENERAL

    The Directors' Plan provides for the automatic grant of nonstatutory stock options to directors of the Company who are not otherwise at the time of grant employees or consultants of the Company or of any affiliate of the Company. Options granted under the Directors' Plan are not intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of nonstatutory stock options.

PURPOSE

    The Board adopted the Directors' Plan to provide a means by which non-employee directors of the Company may be given an opportunity to purchase stock in the Company, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company. Four of the current directors of the Company are eligible to participate in the Directors' Plan.

ADMINISTRATION

    The Board administers the Directors' Plan. The Board has the power to construe and interpret the Directors' Plan but not to determine the persons to whom or the dates on which options will be granted, the number of shares to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price, the type of consideration or the other terms of the option.

    The Board has the power to delegate administration of the Directors' Plan to a committee composed of not fewer than two members of the Board. The Board has delegated administration of the Directors' Plan to the Compensation Committee of the Board. As used herein with respect to the Directors' Plan, the "Board" refers to any committee the Board appoints as well as to the Board itself.

ELIGIBILITY

    The Directors' Plan provides that options may be granted only to non-employee directors of the Company. A "non-employee director" is defined in the Directors' Plan as a director of the Company who is not otherwise an employee of or consultant to the Company or any affiliate of the Company.

STOCK SUBJECT TO THE DIRECTORS' PLAN

    Subject to stockholder approval of this Proposal 3, an aggregate of 350,000 shares of Common Stock is reserved for issuance under the Directors' Plan. If options granted under the Directors' Plan expire or otherwise terminate without being exercised, the shares of Common Stock not acquired pursuant to such options again becomes available for issuance under the Directors' Plan. If the Company reacquires unvested stock issued under the Directors' Plan, the reacquired stock will again become available for reissuance under the Directors' Plan.

TERMS OF OPTIONS

    The following is a description of the terms of options under the Directors' Plan. Individual option grants may not be more restrictive as to the terms described below except as otherwise noted.

    AUTOMATIC GRANTS. Under the Directors' Plan, each non-employee director who was a director at the time of the adoption of the Directors' Plan was automatically granted an option to purchase 10,000 shares of Common Stock. Each non-employee director who is first elected to the Board after September 1997 is automatically granted an option to purchase 30,000 shares of Common Stock. Each non-employee director will additionally be granted an option to purchase 10,000 shares of Common Stock on each anniversary of each such director's original grant under the Directors' Plan.

    EXERCISE PRICE; PAYMENT. The exercise price of options may not be less than 100% of the fair market value of the stock subject to the option on the date of the grant. On April 26, 2000, the closing price of the Company's Common Stock as reported on The Nasdaq National Market System was $6.8125 per share.

    The exercise price of options granted under the Directors' Plan must be paid in (i) cash at the time the option is exercised, (ii) by delivery of other Common Stock of the Company, or (iii) in a combination of the methods of payment described in (i) or (ii).

    OPTION EXERCISE. Options granted under the Directors' Plan become exercisable over a period of five years from the date of grant, with ten percent of the shares becoming exercisable on the date six months following the date of grant and the remaining ninety percent of the shares becoming exercisable on a daily ratable basis thereafter for the remaining four and one-half years, provided that the optionee had continuously provided services to the Company or an affiliate of the Company from the date of grant until the applicable vesting date.

    TERM. The term of options under the Directors' Plan is 10 years. Options under the Directors' Plan terminate 12 months after termination of the optionholder's service unless the optionholder dies before the optionholder's service has terminated, in which case the option may be exercised (to the extent the option was exercisable at the time of the optionholder's death) within 18 months of the optionholder's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution. An optionholder may designate a beneficiary who may exercise the option following the optionholder's death.

RESTRICTIONS ON TRANSFER

    The Directors' Plan provides that options shall be transferable by the optionee only upon such terms and conditions as are set forth in the option agreement as the Board shall determine in its discretion, provided, that, if the option agreement does not specifically provide for the transferability of an option, then the option shall not be transferable except by will or by the laws of descent and distribution, and may be exercised during the lifetime of the person to whom the option is granted only by such person.

EFFECT OF CERTAIN CORPORATE EVENTS

    If any change is made in the stock subject to the Directors' Plan or subject to any option granted under the Directors' Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration of the Company), the Directors' Plan and options outstanding thereunder will be appropriately adjusted as to the type(s) and the maximum number of securities subject to the Plan, the maximum number of securities which may be granted to any person in a particular calendar year and the type(s), number of securities and price per share of stock subject to such outstanding options.

    In the event of a dissolution, liquidation, sale of substantially all of the assets of the Company, specified type of merger of the Company, or acquisition by certain "persons" (within the meaning of Section 13(d) or Section 14(d) of the Exchange Act) of at least 50% of the combined voting power entitled to vote in the election of directors, then any options outstanding under the Directors' Plan shall be terminated if not exercised prior to such event.

DURATION, AMENDMENT AND TERMINATION

    The Board may suspend or terminate the Directors' Plan at any time. Unless sooner terminated, the Directors' Plan will terminate on September 24, 2007.

    The Board may also amend the Directors' Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary for the Directors' Plan to satisfy the requirements of Rule 16b-3 or any Nasdaq or securities exchange listing requirements.

FEDERAL INCOME TAX INFORMATION

    Options granted under the Directors' Plan generally have the federal income tax consequences of nonstatutory stock options described under "Federal Income Tax Information" in Proposal 2 above.

NEW PLAN BENEFITS

    The following table presents certain information with respect to options that will be granted to non-employee directors under the Directors' Plan in 2000 on the anniversary of each of the following director's original grant under the Directors' Plan(1).

                               NEW PLAN BENEFITS

                 1997 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

                                                            NUMBER OF SHARES
NAME AND POSITION                                      UNDERLYING OPTIONS GRANTED
-----------------                                      --------------------------
Neal M. Douglas......................................            10,000

Pier Carlo Falotti...................................            10,000

David A. Norman......................................            10,000

Robert W. Wilmot.....................................            10,000

------------------------

(1) As described above, any non-employee director who is first elected to the Board during 2000 will be automatically granted an option to purchase 30,000 shares of Common Stock.

                                   PROPOSAL 4

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

    The Board has selected PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 2000 and has further directed that management submit the selection of independent accountants for ratification by the stockholders at the Annual Meeting. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent accountants is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

    The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 4

EXECUTIVE OFFICERS

    The executive officers of the Company and their ages as of March 31, 2000 are as follows:

NAME                                  AGE                             POSITION
----                                --------   -------------------------------------------------------
Richard M. Beyer..................     51      Chief Executive Officer and President

Truman Cole.......................     58      Chief Financial Officer

Ruth F. Cox.......................     47      Vice President, Business Development

Stephen C. Rackets................     55      Vice President, Worldwide Sales

Robin A. Richards.................     43      Vice President, Operations

Allwyn Sequeira...................     39      Vice President, Engineering and Chief Technical Officer

    Biographical information about Mr. Beyer is set forth under Proposal 1 above.

    Truman Cole has served as the Chief Financial Officer of the Company since July 1999. From November 1997 to July 1999, he was the Vice President and Chief Financial Officer at NetSchools Corporation, a privately held Silicon Valley firm specializing in technology solutions for K-12 schools. From February 1994 to May 1997, Mr. Cole served as Chief Financial Officer of Network Peripherals, a networking company. Mr. Cole holds a B.S. in mathematics from the University of Michigan and an M.B.A. from Santa Clara University.

    Ruth F. Cox has served as Vice President, Business Development of the Company since January 2000. From January 1998 to December 1999, Ms. Cox was Vice President of Business Development and Marketing for Vertel Corporation, a supplier of telecommunications management network software. From June 1997 to December 1998, Ms. Cox served as President of TeleCox, a marketing consulting firm, and from March 1996 to May 1997, she served as Vice President, Marketing of Digital Sound Corporation (now Pulse Point Communications), a messaging platform company. From July 1995 to February 1996,

Ms. Cox served as Vice President, Business Development and Strategy at Ascom Timeplex, a data communications equipment company, and from November 1993 to June 1995, she served as Director, Global Business Alliance Partners for Oracle Corporation. Ms. Cox holds a B.A. in Psychology and Political Science from George Washington University.

    Allwyn Sequeira has served as Vice President, Engineering and Chief Technology Officer of the Company since October 1997. He has acted in these capacities since co-founding the Company in October 1993. Mr. Sequeira holds a B.S. in Computer Science from the Indian Institute of Technology, Bombay, India, and an M.S. in computer science from the University of Wisconsin.

    Stephen C. Rackets has served as Vice President, Worldwide Sales of the Company since January 2000. Before being appointed to this position, Mr. Rackets served as the Company's Vice President, North American Sales since June 1999. From February 1998 to June 1999, Mr. Rackets was the Vice President, General Manager of North American Operations for MuTek Solutions, Inc., a software tools company. From November 1991 to February 1997, he served in senior field management positions at Ungermann-Bass/UB Networks, where he had responsibility for all Field Sales and Channel Operations for the Western United States. Mr. Rackets holds a B.B.A. in Industrial Management and Electrical Engineering and an M.B.A. in Management from Texas Tech University.

    Robin A. Richards has served as Vice President, Operations of the Company since April 1999. From July 1997 to October 1999, Ms. Richards served as Vice President of Customer Operations at Logistix, a supply chain management company. From May 1995 to July 1997, Ms. Richards served as Director of Operations and Program Management at Solectron, a manufacturing service provider, and from February 1993 to March 1995, she served as Vice President of Operations at GammaLink, a network equipment provider. Ms. Richards holds a B.A. in literature, philosophy and mathematics from Springfield College, and an M.S. in Management Science from the Massachusetts Institute of Technology.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 6, 2000 by (i) all those known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each director, (iii) each of the executive officers named in the Summary Compensation Table, and (iv) all directors and executive officers as a group.

                                                                BENEFICIAL OWNERSHIP(1)
                                                              ----------------------------
                                                                NUMBER OF      PERCENT OF
BENEFICIAL OWNER                                                 SHARES          TOTAL
----------------                                              -------------   ------------
Entities Affiliated with Accel IV L.P.(2) ..................    1,301,404          7.6%
  428 University Avenue
  Palo Alto, CA 94301

Ralph Ungermann(3) .........................................    2,167,481         12.4%
  c/o FVC.COM, Inc.
  3393 Octavius Drive
  Santa Clara, CA 95054

Richard M. Beyer(4) ........................................      198,386          1.1%

Truman Cole(5) .............................................       36,555            *

Ruth Cox ...................................................          700            *

Steven C. Rackets(6) .......................................       19,907            *

Robin A. Richards(7) .......................................        8,817            *

Allwyn Sequeira(8) .........................................      274,132          1.6%

Neal M. Douglas(9) .........................................       15,374            *

Pier Carlo Falotti(10) .....................................      100,188            *

David A. Norman(11) ........................................       71,855            *

Robert W. Wilmot(12) .......................................      203,404            *

All directors and executive officers as a group
  (11 persons) .............................................    4,400,647         24.6%

------------------------

   * Less than one percent.

 (1) This table is based upon information supplied by officers, directors, principal stockholders and Schedules 13D and 13G filed with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of stock subject to options exercisable within 60 days of April 6, 2000. Percentage of beneficial ownership is based on 17,219,698 shares of Common Stock outstanding as of April 6, 2000. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

 (2) Includes 1,047,675 shares held by Accel IV L.P., 42,319 shares held by Accel Investors '93 L.P., 21,731 shares held by Accel Keiretsu L.P., 229 shares held by Accel Partners & Co. Inc., 3,083 shares held by Accel Keiretsu V L.P., 9,248 shares held by Accel Investors '96 L.P., 156,165 shares held by Accel V L.P. and 20,954 shares held by Accel Internet/Strategic Technology Fund L.P.

 (3) Includes 1,872,499 shares held in the name of Ralph Ungermann, Trustee or Successor Trustee of the Ralph K. Ungermann Living Trust U/A/D May 18, 1988, as amended, and 294,982 shares

     Mr. Ungermann has the right to acquire pursuant to outstanding options exercisable within 60 days of April 6, 2000.

 (4) Includes 169,640 shares Mr. Beyer has the right to acquire pursuant to outstanding options exercisable within 60 days of April 6, 2000.

 (5) Includes 35,555 shares Mr. Cole has the right to acquire pursuant to outstanding options exercisable within 60 days of April 6, 2000.

 (6) Includes 19,907 shares Mr. Rackets has the right to acquire pursuant to outstanding options exercisable within 60 days of April 6, 2000.

 (7) Includes 8,817 shares Ms. Richards has the right to acquire pursuant to outstanding options exercisable within 60 days of April 6, 2000.

 (8) Includes 14,252 shares subject to repurchase by the Company as of April 6, 2000 and 97,132 shares Mr. Sequeira has the right to acquire pursuant to outstanding options exercisable within 60 days of April 6, 2000.

 (9) Includes 10,188 shares Mr. Douglas has the right to acquire pursuant to outstanding options exercisable within 60 days of April 6, 2000.

 (10) Includes 14,684 shares subject to repurchase by the Company as of April 6, 2000 and 10,188 shares Mr. Falotti has the right to acquire pursuant to outstanding options exercisable within 60 days of April 6, 2000.

 (11) Includes 61,667 shares held in the name of David Arthur Norman and Mamie R. Norman TTEE, Norman Family Revocable Trust, U/A DTD 8/20/87, and 10,188 shares Mr. Norman has the right to acquire pursuant to options exercisable within 60 days of April 6, 2000.

 (12) Includes 178,750 shares held in the name of Robert W. Wilmot and Mary J. Wilmot, trustees of the Wilmot Living Trust u/d/t dated April 18, 1995, and 24,654 shares pursuant to options exercisable within 60 days of April 6, 2000.

COMPLIANCE WITH THE REPORTING REQUIREMENTS OF SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1999, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

    The Company does not currently provide cash compensation to directors for services in their capacity as a director, but directors may be reimbursed for certain expenses in connection with attendance at Board and committee meetings. The Company may compensate non-employee directors in the future.

    All of the Company's non-employee directors are entitled to receive non-discretionary annual stock option grants under the Directors' Plan. Under the Directors' Plan, each non-employee director who was a director at the time of the adoption of the Directors' Plan was automatically granted an option to purchase

10,000 shares of Common Stock. Each non-employee director who is first elected to the Board after September 1997 is automatically granted an option to purchase 30,000 shares of Common Stock. Each non-employee director will additionally be granted an option to purchase 10,000 shares of Common Stock on each anniversary of each such director's original grant under the Directors' Plan. Options granted under the Directors' Plan are granted at the fair market value of the Common Stock on the date of grant. Options granted to non-employee directors under the Directors' Plan have a ten-year term and vest over a period of five years, with ten percent of the shares vesting six months after the grant date and the remaining shares vesting ratably on a daily basis thereafter.

    During the year ended December 31, 1999, pursuant to the terms of the Directors' Plan, Messrs. Douglas, Falotti, Norman and Swartz each were granted an option to purchase 10,000 share of Common Stock at an exercise price per share of $14.00 and Mr. Wilmot was granted an option to purchase 10,000 shares of Common Stock at an exercise price per share of $16.31, the fair market value of the Common Stock on the respective dates of grant. In addition, for their service on the committees of the Board, Messrs. Douglas, Norman and Wilmot were each granted under the Incentive Plan an option to purchase 10,000 shares of Common Stock at an exercise price per share of $12.69, the fair market value of the Common Stock on the date of grant.

COMPENSATION OF EXECUTIVE OFFICERS

    The following table shows for the fiscal years ended December 31, 1999, 1998 and 1997, certain compensation awarded or paid to, or earned by, the Company's President and Chief Executive Officer and the Company's other four most highly compensated executive officers who earned more than $100,000 in salary and bonus (the "Named Executive Officers") at December 31, 1999:

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                                        COMPENSATION
                                                                                           AWARDS
                                                                      ANNUAL            ------------
                                                                   COMPENSATION          SECURITIES     ALL OTHER
                                                   FISCAL    ------------------------    UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION                         YEAR     SALARY ($)    BONUS ($)    OPTIONS (#)       ($)(1)
---------------------------                       --------   -----------   ----------   ------------   ------------
Richard M. Beyer(2) ............................    1999       285,177       75,000        600,000        10,505
  President and Chief Executive Officer

Truman Cole(3) .................................    1999       109,284       14,488        200,000         3,367
  Chief Financial Officer

Alan McMillan(4) ...............................    1999       140,973       18,691        100,000         1,765
  Vice President, Sales                             1998        96,635       96,209         75,000         1,734
                                                    1997        96,000       58,515         15,000         2,200

Stephen C. Rackets .............................    1999        77,678       45,713        100,000         4,114
  Vice President, Worldwide Sales

Allwyn Sequeira ................................    1999       205,861       14,651         50,000         8,790
  Executive Vice President, Product Operations      1998       156,250       73,700        205,000         6,746
  and Chief Technology Officer                      1997       125,000       72,095        100,000         5,842

Ralph Ungermann(5) .............................    1999        47,975           --         50,000         6,424
  Chairman of the Board                             1998       175,000       72,840             --         3,412
                                                    1997       175,000       60,110             --         4,770

------------------------

(1) Represents insurance premiums paid by the Company with respect to group life and health insurance for the benefit of the Named Executive Officer.

(2) Mr. Beyer commenced employment with the Company on January 7, 1999.

(3) Mr. Cole commenced employment with the Company in July 1999.

(4) Mr. McMillan resigned from the Company in January 2000.

(5) Mr. Ungermann resigned as President and Chief Executive Officer of the Company on January 7, 1999, effective upon the election of Mr. Beyer to these positions. The Board of Directors has approved a salary of $100,000 per year for Mr. Ungermann's services as Chairman of the Board.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth each grant of stock options made during the fiscal year ended December 31, 1999 to each of the Named Executive Officers:

                                              INDIVIDUAL GRANTS
                             ----------------------------------------------------    POTENTIAL REALIZABLE
                             NUMBER OF                                                 VALUE AT ASSUMED
                             SECURITIES     PERCENTAGE                              ANNUAL RATES OF STOCK
                             UNDERLYING      OF TOTAL                               PRICE APPRECIATION FOR
                              OPTIONS        OPTIONS       EXERCISE                     OPTION TERM(4)
                              GRANTED       GRANTED IN       PRICE     EXPIRATION   ----------------------
NAME AND PRINCIPAL POSITION    (#)(1)     FISCAL YEAR(2)   ($/SH)(3)      DATE       5% ($)      10% ($)
---------------------------  ----------   --------------   ---------   ----------   ---------   ----------
Richard M. Beyer...........   600,000          23.0          15.25      01/07/09    5,754,435   14,582,355

Truman Cole................   200,000           9.4           7.60      07/15/09      919,452    2,329,989

Alan McMillan..............   100,000           3.8          12.75      02/17/09      801,848    2,031,968

Stephen C. Rackets.........   100,000           3.8           5.94      06/07/09      373,567      946,658

Allwyn Sequeira............    50,000           1.9          13.44      11/17/09      422,621    1,070,966

Ralph Ungermann............    50,000           1.9          13.44      11/17/09      422,621    1,070,966

------------------------

(1) Generally, 10% of the options become exercisable six months after the grant date and .0548% each day thereafter for 54 months. The term of each option granted is generally the earlier of (i) ten years or (ii) 30 days after termination of the employment of the holder.

(2) Based on an aggregate of 2,646,000 options granted to employees, consultants and directors, including the Named Executive Officers, of the Company during the fiscal year ended December 31, 1999.

(3) The exercise price per share of each option is equal to the fair market value of the Common Stock on the date of grant.

(4) The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. All calculations are based on rounding the number of years remaining on the term of the option to the nearest whole number. No gain to the option holder is possible unless the stock price increases over the option term. The 5% and 10% assumed rates of appreciation are derived from the rules of the SEC and do not represent the Company's estimate or projection of the future Common Stock price.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

    The following table discloses the aggregate dollar value realized upon exercise of stock options in the last fiscal year by the Named Executive Officers. For each Named Executive Officer, the table also includes the total number of unexercised options and the aggregate dollar value of in-the-money unexercised options held at the end of the last completed fiscal year, separately identifying the exercisable and unexercisable options.

                                                        NUMBER OF SECURITIES
                                                       UNDERLYING UNEXERCISED         VALUE OF IN-THE-MONEY
                                SHARES                      OPTIONS AS OF                 OPTIONS AS OF
                               ACQUIRED                   DECEMBER 31, 1999           DECEMBER 31, 1999(1)
                                  ON       VALUE     ---------------------------   ---------------------------
                               EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
NAME                             (#)        ($)          (#)            (#)            ($)            ($)
----                           --------   --------   -----------   -------------   -----------   -------------
Richard M. Beyer.............       --         --      118,103        481,897              --            --

Truman Cole..................       --         --           --        200,000              --      $874,000

Alan J. McMillan.............   20,000    160,000       93,311        163,355         472,109      $314,832

Stephen C. Rackets...........       --         --       11,313         88,687          64,937      $509,063

Allwyn Sequeira..............       --         --      149,667        271,999         784,489      $631,664

Ralph Ungermann..............       --         --      257,886         92,114       2,302,922      $376,078

------------------------

(1) Valuations above for unexercised in-the-money options are based on the difference between the option price and fair market value of $11.68 per share at December 31, 1999.

             EMPLOYMENT AGREEMENT AND CHANGE-IN-CONTROL AGREEMENTS

RICHARD M. BEYER EMPLOYMENT AGREEMENT

    In December 1998, the Company entered into an employment agreement with Richard M. Beyer (the "Employment Agreement"). Pursuant to the agreement,
Mr. Beyer began serving as President and Chief Executive Officer of the Company effective January 7, 1999. Mr. Beyer was also appointed as a member of the Board. Mr. Beyer's compensation pursuant to the employment agreement consists of a base salary of $300,000, subject to annual adjustment, together with an annual bonus, not to be less than one-third of Mr. Beyer's base salary for 1999, that is based on meeting or exceeding certain performance targets. In addition, Mr. Beyer was granted a stock option with a term of ten years to purchase 600,000 shares of the Company's Common Stock under the Incentive Plan. The shares covered by the option are subject to vesting over a period of 60 months, with 10% of the shares vesting six months after the date of grant and the remaining shares vesting on a daily basis thereafter.

    In the event that Mr. Beyer's employment with the Company is terminated for any reason other than cause, death or disability, he will be entitled to receive
(i) salary continuation payments (at his then monthly base salary rate) for 12 months after his date of termination, (ii) bonus continuation payments (totaling the bonus in effect on the date of termination) for 12 months after his date of termination, and (iii) extended health coverage for 12 months after his date of termination or until he is covered under another employer's health plan, whichever is earlier. In addition, the unvested portion of any stock options and restricted stock subject to repurchase held by Mr. Beyer will accelerate by a period of one year as of the date of termination. In the event that Mr. Beyer's employment with the Company is terminated for death or disability on or prior to January 1, 2001, the unvested portion of any stock options and restricted stock subject to repurchase held by Mr. Beyer will accelerate by a period of one year as of the date of termination.

    Notwithstanding the above, if, within 18 months following the date of a change of control of the Company, Mr. Beyer's employment with the Company is terminated for any reason other than cause, death or disability, he will be entitled to receive (i) salary continuation payments (at his then monthly base salary rate) for 12 months after his date of termination, (ii) bonus continuation payments (totaling the bonus in effect on the date of termination) for 12 months after his date of termination, and (iii) extended health coverage for 12 months after his date of termination or until he is covered under another employer's health plan, whichever is earlier. In addition, the unvested portion of any stock options and restricted stock subject to repurchase held by Mr. Beyer will accelerate by a period of 18 months as of the date of termination.

    In the event that the severance, acceleration of stock options and other benefits provided for in Mr. Beyer's employment agreement (i) constitute "parachute payments" within the meaning of Section 280G of the Code and
(ii) would be subject to the excise tax imposed by Section 4999 of the Code, then such benefits will be either (a) delivered in full or (b) delivered as to such lesser extent that would result in no portion of such benefits being subject to such excise tax, whichever of the foregoing amounts, taking into account applicable taxes (including the excise tax) results in receipt by Mr. Beyer, on an after-tax basis, of the greatest amount of benefits. In the event of a reduction in benefits, Mr. Beyer will choose which benefits to reduce.

NON-EMPLOYEE DIRECTORS' CHANGE OF CONTROL PLAN

    In February 1999, the Board adopted the Non-Employee Directors' Change of Control Plan to provide non-employee directors of the Company with the protection of certain benefits in case of a termination of his or her status as a director of the Company in connection with a change of control of the Company. The Non-Employee Directors' Change of Control Plan provides, as of the date of a change of control of the Company, as defined in the plan, that, subject to certain tax circumstances, each of the Company's then non-employee director's outstanding stock options, restricted stock awards and restricted stock purchases will vest and be exercisable in full.

    The Board will administer the Non-Employee Directors' Change of Control Plan unless and until the Board delegates administration to a committee of the Board. Prior to a change of control of the Company, the right to receive benefits under this Non-Employee Directors' Change of Control Plan will automatically terminate on the date upon which a non-employee director's status as a director of the Company terminates, as evidenced by the written resignation of such non-employee director, by action of the Board or of the stockholders of the Company removing such non-employee director as a director, or otherwise.

    The Board at any time, and from time to time, may amend or terminate the Non-Employee Directors' Change of Control Plan; provided, however, that any such termination must occur prior to the occurrence of a change of control of the Company.

EXECUTIVE OFFICERS' CHANGE OF CONTROL PLAN

    In February 1999, the Board adopted the Executive Officers' Change of Control Plan (the "Executive Plan") to provide certain executive officers (each individually, an "Executive") of the Company with protection of certain benefits in case of a termination of his or her employment with the Company in connection with a change of control of the Company, as defined in the Executive Plan. Messrs. Ungermann, Sequeira, Rackets, and Cole, Ms. Cox and Ms. Richards are currently covered by the Executive Plan. Each person who, after February 17, 1999, is confirmed as a Section 16 Officer by action of the Board will also be covered by the Executive Plan. "Section 16 Officer" means an "officer" of the Company, as defined in Rule 16a-1(f) promulgated under the Exchange Act, provided the officer is designated as such by action of the Board.

    If within 18 months following the date of a change of control the Executive's employment with the Company terminates involuntarily other than for cause, death or disability, or if within the 18 month period, the Executive terminates his or her employment with the Company voluntarily with Good Reason (as defined below), then, subject to certain tax circumstances and limitations and conditions on benefits: (i) the Executive will be entitled to receive base salary continuation payments at the Executive's base salary rate in effect on the date of termination, paid on a monthly basis, for 12 months after the date of termination, in addition to any accrued but unpaid base salary, bonus payments, and/or accrued and unused vacation; (ii) each of the Executive's outstanding stock options, restricted stock awards and restricted stock purchases will have their vesting and exercisability schedules accelerated by 18 months as of the date of termination; (iii) the Executive will be entitled to receive bonus continuation payments totaling the Executive's target bonus for the current fiscal year in effect on the date of termination, paid on a monthly basis for 12 months after the date of termination; and
(iv) if at the time of termination, the Executive is covered by the Company's group health plan, the Company will provide to the Executive, subject to the Executive and his or her eligible spouse and/or dependents electing continuation coverage under COBRA, one hundred percent (100%) Company-paid group health coverage at the same level of coverage as was provided to the Executive immediately prior to the date of termination (the "Company-Paid Coverage"). If such coverage included the Executive's spouse and/or dependents immediately prior to the date of termination, such spouse and/or dependents will also be covered at Company expense. Company-Paid Coverage will continue until the earlier of (x) 12 months from the date of termination, or (y) the date that the Executive and his or her spouse and/or dependents become covered under another employer's group health plan that provides the Executive and his or her spouse and/or dependents with comparable benefits and levels of coverage. In no event will the Executive be obligated to seek other employment or take any other action to mitigate the amounts payable to the Executive under the Executive Plan.

    "Good Reason" means: (i) any material reduction of the Executive's duties, authority or responsibilities relative to the Executive's duties, authority, or responsibilities as in effect immediately before such reduction, unless agreed to in writing by the Executive; (ii) a reduction by the Company in the base salary or target bonus opportunity of the Executive as in effect immediately before the reduction; (iii) the relocation of the Executive to a facility or a location more than 35 miles from the Executive's then present location, without the Executive's written consent; or (iv) any failure of the Company to obtain the assumption of the Executive Plan by any successor or assign of the Company.

    The Board will administer the Executive Plan unless and until the Board delegates administration to a committee of the Board.

    Prior to a change of control of the Company, the right to receive benefits under the Executive Plan will automatically terminate on the date upon which the Executive ceases to be a Section 16 Officer, for any reason or no reason, as evidenced by the written resignation of such Executive, by action of the Board removing such Executive as a Section 16 Officer or otherwise.

    The Board at any time, and from time to time, may amend or terminate the Executive Plan; provided, however, that any such termination must occur prior to the occurrence of a change of control of the Company.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                          ON EXECUTIVE COMPENSATION(1)

INTRODUCTION

    The Company's executive compensation policies and practices are approved by the Compensation Committee. The Compensation Committee consists of two directors who are not employees of the Company. The Compensation Committee's determinations on compensation of the Chief Executive Officer and the other executive officers of the Company are reviewed with all the non-employee directors.

PHILOSOPHY

    The Compensation Committee has implemented compensation policies, plans and programs which seek to enhance stockholder value by aligning the financial interests of the executive officers with those of the Company's stockholders. Annual base salaries are generally set at market-based competitive median levels. The Company relies on annual cash incentive compensation and stock options to attract, retain, motivate and reward executive officers and other key employees. Cash incentive compensation plans are variable and tied to corporate performance. These plans are designed to provide an incentive to management to grow revenues, provide quality returns on investment, enhance stockholder value and contribute to the long-term growth of the Company. All incentive compensation plans are reviewed at least annually to assure they meet the current strategies and needs of the business.

COMPENSATION PLANS

    The Company's executive compensation is based on three components: base compensation; annual cash incentives; and equity incentives, each of which is intended to support the overall compensation philosophy.

    BASE COMPENSATION. Base salary is targeted at the median level for emerging technology companies of similar characteristics, such as sales volume, capitalization and financial performance. Salaries for executive officers are reviewed by the Compensation Committee on an annual basis and may be changed based on the individual's performance or a change in competitive pay levels in the marketplace.

    The Compensation Committee reviews with the Chief Executive Officer an annual salary plan for the Company's executive officers (other than the Chief Executive Officer). The salary plan is modified as deemed appropriate and approved by the Compensation Committee. The annual salary plan is developed by the Company's Chief Executive Officer based on publicly available information on organizations with similar characteristics and on past and expected future contributions of the individual executive. The Compensation Committee reviews and establishes the base salary of the Chief Executive Officer based on similar competitive compensation data and the Compensation Committee's assessment of his past performance and its expectation as to his future contributions in directing the long-term success of the Company. Mr. Beyer's salary and bonus in 1999 were paid in accordance with his Employment Agreement which was approved by the Compensation Committee.

    ANNUAL INCENTIVES. The Company's short-term cash incentives are paid pursuant to annual bonus plans agreed to by the Compensation Committee and the executive at the beginning of the year. The Compensation Committee believes that the annual cash bonus for key employees, including executive officers, should be based on optimizing revenues and margins, and on prudent management of the expenses of the business. Accordingly, the bonus plan for 1999 was based on achieving certain revenue

------------------------

(1) The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act") or Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

levels. Executive officers, other than the Chief Executive Officer, received bonuses of approximately 7% to 15% of their respective base salaries in 1999. The bonus of $75,000 paid to the Chief Executive Officer for 1999 was based on the pre-established performance goals determined in connection with Mr. Beyer's Employment Agreement.

    EQUITY INCENTIVES. Long-term equity incentives are provided through grants of stock options to executive officers and other employees pursuant to the Incentive Plan. The equity component of compensation is intended to retain and motivate employees to improve long-term stockholder value. Stock options are granted at fair market value, contain vesting restrictions and have value only if the Company's stock price increases. The shares covered by the options are generally subject to vesting over a period of 48 to 60 months with one-tenth to one-eighth of the shares vesting six months after the date of grant and the remaining shares vesting on a daily or monthly basis thereafter. The Compensation Committee believes that this element of the total compensation program directly links the participant's interests with those of stockholders and the long-term performance of the Company.

    The Compensation Committee establishes the number and terms of options granted under the Incentive Plan. The Committee encourages executives to build a substantial ownership investment in the Company's Common Stock. The tables on pages 16 and 20 reflect the stock and option ownership positions of the directors and executive officers at April 6, 2000. Stock option grants awarded to each executive officer are based on the Compensation Committee's judgment as to the performance of the executive officer prior to the date of grant. The Compensation Committee also considers the number of options already held by each executive officer when determining awards.

    Out of a total of 2,646,000 stock options granted by the Company in 1999, the Named Executive Officers of the Company received grants for 1,150,000 shares, or approximately 42% of the total number of options granted in 1999. Of this total, the Chief Executive Officer was granted an option to purchase 600,000 shares of the Company's Common Stock pursuant to the Incentive Plan, in accordance with the terms of his Employment Agreement.

    The Compensation Committee believes that the programs described above provide compensation that is competitive with comparable emerging technology companies, links executive and stockholder interests and provides the basis for the Company to attract and retain qualified executives. The Compensation Committee will continue to monitor the relationship among executive compensation, the Company's performance and stockholder value.

    Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a calendar year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Compensation Committee has determined that stock options granted under the Incentive Plan with an exercise price at least equal to the fair market value of the Company's Common Stock on the date of grant are considered to be "performance based compensation."

                                          COMPENSATION COMMITTEE

                                          David A. Norman
                                          Robert W. Wilmot

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ALLWYN SEQUEIRA

    On August 26, 1998, the Company loaned Allwyn Sequeira, the Company's Vice President of Engineering and Chief Technical Officer, the sum of $1,289,125, at an annual interest rate of 7%, for the purchase of a primary residence. The loan was evidenced by promissory notes that were secured by 150,000 shares of Common Stock of the Company held by Mr. Sequeira. On September 30, 1998, the notes were repaid in part to leave a remaining principle balance of $349,125. The original note was canceled at that time and a new note was issued in the amount of $349,125, with an annual interest rate of 7% payable from the date of the original loan. The new note was secured by 50,000 shares of Common Stock of the Company held by Mr. Sequeira. The new note was to be repaid on or before December 29, 1998. On December 16, 1998, the new note was amended and restated to extend the repayment date to on or before June 30, 1999. On June 2, 1999, the Board of Directors approved extension of the repayment date to on or before December 31, 1999. On April 21, 2000, the note was amended and restated further to extend the repayment date to on or before May 15, 2000.

INDEMNIFICATION AGREEMENTS

    The Company has entered into indemnification agreements with certain officers and directors that provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements such officer or director may be required to pay in actions or proceedings that the officer or director is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's Amended Bylaws.

PERFORMANCE MEASUREMENT COMPARISON(2)

    The SEC requires a comparison on an indexed basis of cumulative total stockholder return for the Company, a relevant broad equity market index and a published industry line-of-business index. The following graph shows a comparison of cumulative stockholder return of an investment of $100 in cash on April 29, 1998 (the date the Company's Common Stock began trading on the Nasdaq National Market), December 31, 1998 and December 31, 1999 in (i) the Nasdaq Stock Market (U.S.) Index, (ii) the Hambrecht & Quist ("H&Q") Technology Index, and (iii) the Company's Common Stock. The H&Q Technology Index is composed of approximately 200 technology companies in the semiconductor, electronics, medical, and related technology industries. Historic stock price performance is not necessarily indicative of future stock price performance. All values assume reinvestment of the full amount of all dividends.

                COMPARISON OF 20 MONTH CUMULATIVE TOTAL RETURN*
           AMONG FVC.COM, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                          AND THE H&Q TECHNOLOGY INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

FVC.COM, INC NASDAQ STOCK H&Q TECHNOLOGY
Apr-98 100 100 100
Dec-98 121 120 125
Dec-99 77 222 278

* $100 invested on April 29, 1998 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.

------------------------

(2) This section is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

OTHER MATTERS

    The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

                                          By Order of the Board of Directors,

                                          /s/ LEE F. BENTON
                                          LEE F. BENTON
                                          SECRETARY

Santa Clara, California
May 25, 2000

                                 FVC.COM, INC.
                PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR AN
           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 22, 2000

    The undersigned hereby appoints RALPH UNGERMANN and RICHARD M. BEYER and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of FVC.COM, Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company's offices at 3393 Octavius Drive, Santa Clara, California on Thursday, June 22, 2000, at
9:00 a.m., and at any and all continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

PROPOSAL 1:  To elect two directors  FOR all nominees listed below   WITHHOLD AUTHORITY
             to hold office until    (EXCEPT AS MARKED TO THE        TO VOTE FOR ALL
             the 2003 Annual         CONTRARY BELOW) / /             NOMINEES LISTED
             Meeting of                                              BELOW / /
             Stockholders

                NOMINEES    Neal M. Douglas and David A. Norman

         TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S) WRITE SUCH NOMINEE(S)' NAME(S) BELOW:

--------------------------------------------------------------------------------

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 2:  To approve an amendment to the Company's 1997 Equity Incentive Plan to increase the aggregate number of shares of Common Stock authorized for issuance under the plan by 500,000 shares, to an aggregate of 5,875,000 shares.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 3.

PROPOSAL 3:  To approve an amendment to the Company's 1997 Non-Employee
             Directors' Stock Option Plan to increase the aggregate number of shares of Common Stock authorized for issuance under the plan by 100,000 shares, to an aggregate of 350,000 shares.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

                          (CONTINUED ON REVERSE SIDE)

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 4.

PROPOSAL 4:  To ratify selection of PricewaterhouseCoopers LLP as independent accountants of the Company for its fiscal year ending December 31, 2000.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

    UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

    Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

                                             Dated _______________________, 2000

                                             ___________________________________

                                             ___________________________________
                                                        Signature(s)

                                             Please sign exactly as your name
                                             appears hereon. If the stock is
                                             registered in the names of two or
                                             more persons, each should sign.
                                             Executors, administrators,
                                             trustees, guardians and
                                             attorneys-in-fact should add their
                                             titles. If signer is a corporation,
                                             please give full corporate name and
                                             have a duly authorized officer
                                             sign, stating title. If signer is a
                                             partnership, please sign in
                                             partnership name by authorized
                                             person.